                                                               Exhibit 4.14

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH NOTE, THAT SUCH NOTE AND/OR COMMON STOCK MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.


                           UNAPIX ENTERTAINMENT, INC.
                        10% Convertible Subordinated Note
                               Due June 30, 2004

          THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT
          -------------------------------------------------

          To obtain information Regarding Original Issue
          Discount Contact Steven P. Low, Chief Accounting
          Officer of Unapix Entertainment, Inc., Telephone number: 212-252-7600

$________________                               NO. CS-

 ________________, 1997


     Unapix Entertainment, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to ________________, with an address located at ___________, or his registered assigns (the "Payee" or "Holder"), the principal amount of ____________________ DOLLARS ($___________) and accrued interest thereon in accordance with the terms and provisions hereof.

     This Note was issued by the Company in a private placement pursuant to a Private Placement Memorandum, dated July 15, 1997, and was issued as part of a Unit or Units ("Units"), each of which consisted of: (i) a Note in the principal amount of $250,000; and (ii) Warrants to purchase 25,000 shares of the common stock of the Company, par value $.01 per share ("Common Stock"), at an exercise price of $6.00 per share and expiring June 30, 2004 ("Warrants"). The series of Notes issued in connection with said private placement are referred to hereafter as the "Notes".

     1.   PAYMENT OF PRINCIPAL AND INTEREST; METHOD OF PAYMENT.

          1.1 Method of Payment. Payment of the principal of and accrued interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The Company will pay or cause to be paid all sums becoming due hereon for principal and interest by check sent to the Holder's above address or to such other address as Holder may designate for such purpose from time to time by written notice to the Company, without any requirement for the presentation of this Note or making any notation thereon except that the Holder hereof agrees that payment of the final amount due shall be made only upon surrender of this Note to the Company for cancellation. Prior to any sale or other disposition of this instrument, the Holder hereof agrees to endorse hereon the amount of principal paid hereon and the last date to which interest has been paid hereon and to notify the Company of the name and address of the transferee.

          1.2 Payment of Principal. The entire outstanding principal balance of this Note shall be due and payable on June 30, 2004 (the "Maturity Date").

          1.3 Payment of Interest. Interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid portion of the principal amount from time to time outstanding hereunder shall be paid by the Company to the Payee at the rate of ten percent (10%) per annum (the "Stated Interest Rate"). Said interest to be paid semi-annually on each June 30 and December 31 (commencing December 31, 1997) and on the Maturity Date.

     2.   SUBORDINATION PROVISIONS.

          2.1 Principal and Interest. The Company, for itself, its successors and assigns, covenants and agrees, and the Payee and each successive Holder by acceptance of this Note, likewise cove-nants and agrees that payment of the principal of and interest on this Note is subordinated in right of payment to the payment of all existing and future "Senior Debt" (as hereinafter defined) of the Company. The term "Senior Debt" shall mean the principal of, pre- mium, if any, and interest on: (i) all Indebtedness of the Company to any bank or other financial institution (including, without limitation, to Imperial Bank) whether such indebtedness is heretofore or hereafter created, incurred or entered into (or acquired by assignment) and any deferrals, renewals, modifications or extensions of any such indebtedness, unless under the express provisions of the instrument creating or evidencing any such indebtedness, or pursuant to which the same is outstanding, such indebtedness is not superior in right of payment to this Note; and (ii) all Indebtedness of the Company owed with respect to its Variable Rate Senior Subordinated Notes due December 31, 2001. "Indebtedness" for all purposes herein means and includes without duplication, as of any date as of which the amount thereof is to be determined (whether or not secured by lien, pledge or deposit), all direct obligations to repay money borrowed (including without limitation, amounts borrowed under revolving credit facilities, either now existing or hereafter created (including any increase in existing facilities), all notes payable and drafts accepted representing extensions of credit, and all obligations evidenced by bonds, debentures, notes or other similar instruments) and all interest accrued and unpaid thereon.

          2.2 Default. No payment or prepayment, directly or indirectly, on account of the principal of or interest on this Note shall be made, and no holder of this Note shall be entitled to demand or receive any such payment or prepayment if, at the time of such payment or prepayment or immediately after giving effect thereto, there shall have occurred any event or default under such Senior Debt or under any agreement pursuant to which any such Senior Debt has been or will be issued which default has not been waived or cured as of the date on which such payment or prepayment is due.

          2.3 Liquidation, Dissolution, etc. In the event of any insolvency or bankruptcy proceeding, and any receivership, total liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Debt shall be entitled to receive payment in full of all principal (and premium, if any) and interest on all such Senior Debt before the holders of this Note shall be entitled to receive any payment on account of principal or interest of this Note, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provisions reflecting the rights conferred by these provisions upon such Senior Debt and the holders thereof with respect to this Note and the Holder hereof by a lawful plan or reorganization under applicable bankruptcy law) the holders of Senior Debt (until payment in full of all principal, premium (if any) and interest on all such Senior Debt, including interest thereon accruing before or in respect of periods subsequent to the commencement of any such proceedings) shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property, or by set-off or otherwise, which may be payable or deliverable in any such proceedings in respect of this Note (including any such payment or distribution which may be payable or deliverable by reason of the provisions of any indebtedness of the Company which is subordinate and junior in right to this Note), except securities issued in such proceedings which are the subordinate and junior in right of payment to the payment of Senior Debt.

          2.4 Subrogation. Subject to the payment in full of Senior Debt, the holders of this Note shall be subrogated to the rights of the holders of such Senior Debt to receive payment or distributions of assets of the Company applicable to such Senior Debt until this Note shall be paid in full, and no payment or distributions to the holders of such Senior Debt by or on behalf of the Company from the proceeds that would otherwise be payable to the holder of this Note shall, as between the Company and the holder of this Note, be deemed to be a payment by the Company to or on account of this Note.

          2.5 Amendment. These provisions with respect to subordination cannot be amended, modified or waived without the prior written consent of the holder or holders of all Senior Debt at the time outstanding; and the subordination effected hereby shall not be affected by any amendment or modification of, or addition or supplement to, any such Senior Debt or any instrument or agreement relating thereto, without the prior written consent of the holder or holders of all such Senior Debt at the time outstanding. No present or future holder of Senior Debt shall be prejudiced in his right to enforce subordination of this Note by any act or failure to act on the part of the Company.

          2.6 Benefit of Senior Debt. The foregoing subordination provisions shall be for the benefit of the holders of Senior Debt and may be enforced directly by such holders against the holder of this Note. Upon any payment or distribution of assets of the Company referred to above, the holder of this Note shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the holder of this Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertaining thereto or hereto.

          2.7 Obligation to Pay Principal and Interest Absolute. The foregoing provisions as to subordination are solely for the purpose of defining the relative rights of the holders of such Senior Debt, on the one hand, and the holder of this Note on the other hand. Nothing contained herein is intended to or shall impair as between the Company, its creditors, other than the holders of Senior Debt, and the holder of this Note, the obligation of the Company, which shall be absolute and unconditional, to pay the holder of this Note the principal and interest on this Note as and when the same shall become due and payable in accordance with the terms hereof or affect the relative rights of the holder of this Note and the creditors of the Company other than holders of Senior Debt, nor shall anything herein prevent the Holder hereof from exercising all remedies otherwise permitted by applicable law upon default hereunder subject to the rights of holders of Senior Debt, if any, in respect of cash, properties or securities of the Company received upon the exercise of any such remedy. The Holder of this Note by acceptance hereof acknowledges and agrees that the subordination provisions of this Section 2 are, and/or are intended to be, an inducement and a consideration to each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of this Note, to acquire and continue to hold, or to continue to hold, such Senior Debt and each holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt. Nothing contained herein or elsewhere in this Note shall prevent the Company from making payment of the principal of or interest on this Note at any time except under the conditions described above.

     2.8 Further Instruments. The Holder of this Note covenants and agrees to execute such further instruments and waivers as may be necessary in the opinion of a lender or creditor, or reasonably requested by the Company, to facilitate the issuance or the continued holding of Senior Debt.

     2.9 Subordination Provisions for the Benefit of Imperial Bank. Notwithstanding anything to the contrary contained in this Note or otherwise, in addition to the foregoing provisions, the Payee and each successive Holder by acceptance of this Note hereby agree to the following:

          (a) The Holder of this Note acknowledges and consents to the Company's and its subsidiaries' grant of the "Bank Security Interest" in the "Bank Collateral" to Imperial Bank (the "Bank"), as such terms are defined in that certain Revolving Credit Loan and Security Agreement, dated as of April 16, 1997 (the "Loan Agreement"), by and between the Company, A Pix Entertainment, Inc., Miramar Images, Inc., and the Bank (as such agreement may hereafter be amended);

          (b) To provide to the Bank a courtesy copy of any notice which such Holder gives to the Company of the existence of any breach by the Company of, or event of default under, this Note or other agreements with the Company or any of its subsidiaries;

          (c) Notwithstanding anything to the contrary contained in any other agreement or document, and notwithstanding whether or not or the order in which the respective security interests, if any, of the Bank and the Holder of this Note are perfected, filed or recorded, the Holder's security interest in collateral for this Note is and shall remain subject, junior and subordinate to the Bank Security Interest in the Bank Collateral;

          (d) Not to make any legal, equitable or other challenge to the Bank Security Interest in the Bank Collateral and not to institute or support any legal action against the Bank by any entity (including without limitation any creditors body, creditors committee, or the Company or any of its subsidiaries). The Holder of this Note further agrees not to vote on any plan of reorganization ("Plan") or serve (or cast a vote) as a member of any official or unofficial creditors committee or subcommittee, except with the written consent of the Bank. Upon three (3) days notice to the Holder of this Note, the Bank may cast a vote for or against any Plan proposed in any bankruptcy of the Debtor, or any of its affiliates or related companies;

          (e) Not to foreclosure on or otherwise seize or dispose of any collateral given with respect to this Note, if any, or commence any action or proceeding to foreclosure on, seize or otherwise dispose of any of such collateral unless and until all the obligations of the Company (or any other borrower) under the "Loan Documents" (as such term is defined in the Loan Agreement) are fully and indefeasibly repaid. Notwithstanding the above sentence, the Holder of this Note may defend its security interests, if any, against attack by third parties or by the Company or any of its subsidiaries but may not take any action or bring any claim (whether by counterclaim or otherwise) which would affect the interest of the Bank;

          (f) Not to take any action as a secured creditor, including but not limited to, instituting any legal action against the Company or any of its subsidiaries, including without limitation, any action to appoint a receiver or to enjoin the Company or any of its subsidiaries (or any other borrower under the Loan Agreement) until all the obligations of such borrowers to the Bank have been fully and indefeasibly repaid;

          (g) Upon the occurrence and continuance of "an Event of Default" (as defined in the Loan Agreement), the Company shall not make any interest or principal payments with respect to this Note and any such payments made to the Holder of this Note notwithstanding the foregoing, shall be deemed held in trust by such Holder for the benefit of the Bank. The Holder of this Note agrees not to amend, modify or rescind any of the subordination provisions in favor of the Bank set forth in this Note or in any other agreement or document executed by such Holder or to change any terms of payment or add any collateral for its security;

          (h) Notwithstanding anything to the contrary in this Note or in any other agreement or document executed by the Holder of this Note, the Company shall not pay any of the principal of this Note prior to October 1, 1998 whether by reason of acceleration or otherwise; and

          (i) At its sole cost and expense, it will duly execute and deliver such further agreements, documents and instruments and do such further acts as may be necessary or proper to carry out more effectively the provisions and purposes contained herein as the Bank from time to time may reasonably request.

     3.   EVENTS OF DEFAULT.

          It shall be an Event of Default with respect to this Note upon the occurrence and continuation uncured of any of the following events:

          3.1  This Note.

          (a) a default in the payment of any principal payment on this Note, when and as the same shall become due and payable, and such default shall continue uncured for thirty (30) days after the day fixed for the making of such principal payment; or

          (b) a default in the payment of any interest payments on this Note, and such default shall continue uncured for thirty (30) days after the date fixed for the making of such interest payment; or

          (c) a material default in the performance, or material breach, of any covenant of the Company in this Note (other than a covenant or a default which is elsewhere herein specifically dealt with as an Event or Default), and continuance of such default or breach uncured for a period of ninety (90) days after notice has been given to the Company of such default.

          3.2 Bankruptcy. The entry of a decree or order by a court having jurisdiction adjudging the Company as bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under Federal bankruptcy law, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its assets, and the continuance of any such decree or order unstayed and in effect for a period of ninety
(90) days; or the commencement by the Company of a voluntary case under Federal bankruptcy law, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency, or other similar law, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or state bankruptcy, insolvency, or other similar law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.

          3.3 Limitations on Claims in Bankruptcy or on Acceleration Upon an Event of default. Should an acceleration of the maturity of this Note be declared as a result of the occurrence and continuation of an Event of Default, absent bankruptcy, the claim of the Holder would be for the unpaid principal amount and accrued interest of the Note. The amount that the Holder would be able to recover from the Company under a bankruptcy or an Event of Default, may, however, be limited by applicable law to the issued price of this Note plus that portion of any original issue discount which has been amortized.

     4.   REMEDIES UPON DEFAULT.

          4.1 Acceleration. Upon each occurrence of an Event of Default and at any time during the continuation thereof (unless the principal of this Note shall already have become due and payable), the Holder, by notice in writing given to the Company, may declare the principal of and accrued interest on this Note then outstanding to be due and payable immediately, and upon any such declaration the same shall become and be due and payable immediately, anything herein to the contrary notwithstanding.

          4.2 Proceedings and Actions. During the continuation of any one or more Events of Default, the Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights, and may prosecute and enforce its claims, against all assets of the Company and shall be entitled to receive therefrom payment on such claims up to an amount not exceeding the principal amount of this Note then outstanding plus accrued interest to the date of payment plus reasonable expenses of collection, including, without limitation, attorney's fees and expenses.

     5.   REDEMPTION

          The Notes may be redeemed at the option of the Company, in whole or in part, from time to time at any time after July 1, 1999, on not less than 30 nor more than 60 days written notice. Any such redemptions shall be made at the following prices, expressed as percentages of the principal amount being redeemed, during the respective periods set forth below, plus accrued and unpaid interest thereon to the redemption date. If redeemed during the 12-month period beginning July 1:

                    Year                Percentage
                    ----                ----------
                    1999                  106.0%
                    2000                  104.5%
                    2001                  103.0%
                    2002                  101.5%
                    2003                  100.0%


          If less than the entire principal amount of the Series of Notes is to be redeemed at one time, the Notes may be redeemed on a pro rata basis or the Notes to be redeemed may be selected by lot, such manner to be determined by the Board of Directors of the Company in its sole discretion.


     6.   CONVERSION

          6.1 Conversion Privilege. At any time and from time to time commencing with the date hereof until the earlier of (i) the Maturity Date or (ii) the date set for redemption in accordance with the provisions of
Section 5 hereof, the outstanding amount of debt of this Note is convertible at the Holder's option into the Company's shares of common stock, $.01 par value per share (the "Common Stock"), upon surrender of this Note, at the Office of the Company, accompanied by a written notice of conversion in form annexed hereto duly executed by the registered holder or its duly authorized attorney. The outstanding indebtedness of this Note is convertible at the option of the Holder from time to time at any time on or after the date hereof into shares of Common Stock at a price of $5.00 per share of Common Stock (the "Conversion Price"). No fractional shares or scrip representing fractional shares will be issued upon any conversion, but an adjustment in cash will be made, in respect of any fraction of a share which would otherwise be issuable upon the surrender of this Note for conversion. The Conversion Price is subject to adjustment as provided in Section 6.3 hereof.

          6.2 Registration of Transfer. Subject to the terms of this Note, at any time after the date hereof, upon surrender of this Note for conversion, the Company shall issue and deliver with all reasonable dispatch to or upon the written order of the Holder of this Note and in such name or names as such Holder may designate, a certificate or certificates for the number of full shares of Common Stock due to such Holder upon the conversion of this Note (the "Shares"). Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become the Holder of record of such Shares as of the date of the surrender of this Note; provided, however, that if, at the date of surrender the transfer books of the Common Stock shall be closed, the certificates for the Shares shall be issuable as of the date on which such books shall be opened and until such date the Company shall be under no duty to deliver any certificate for such Shares; provided, further, however, that such transfer books, unless otherwise required by law or by applicable rule of any national securities exchange, shall not be closed at any one time for a period longer than 20 days.

          6.3 Adjustments for Dividends, Reclassifications, Stock Issuances, etc. Subject to the provisions of this Section 6.3, the Conversion Price in effect, and accordingly, the number of shares of Common stock into which this Note may be converted, shall be subject to adjustment from time to time as follows:

          (a) In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock, then the Conversion Price shall be proportionately decreased as of the close of business on the date of record of said dividend.

          (b) If the Company shall at any time subdivide its outstanding Common Stock by recapitalization, reclassification or split-up thereof, the Conversion Price immediately prior to such subdivision shall be proportionately decreased, and if the Company shall at any time combine the outstanding Common Stock by recapitalization, reclassification or combination thereof, the Conversion Price immediately prior to such combination shall be proportionately increased. Any such adjustment to the Conversion Price shall become effective at the close of business on the record date for such subdivision or combination.

          (c) In case the Company after the date hereof shall distribute to all of the holders of outstanding shares of Common Stock any securities or other assets (other than a cash distribu- tion made as a dividend payable out of earnings), the Board of Directors shall be required to make such equitable adjustment in the Conversion Price, as in effect immediately prior to the record date for such distribution, as may be necessary to preserve for the Holder rights substantially proportionate to those enjoyed here- under by the Holder immediately prior to the happening of such distribution. Any such adjustment to the Conversion Price shall become effective at the close of business on the record date for such distribution.

          (d) If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the Company or such successor or purchasing corporation, as the case may be, shall make such appropriate provision so that the Holder shall have the right thereafter and until the Maturity Date to convert this Note for the kind and amount of stock, securities, cash or assets receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of the number of shares of Common Stock into which this Note might have been converted immediately prior to such reorganization, reclassification, consolidation, merger or sale, subject to further adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6.3.

          (e) If at any time after the date of issuance hereof the Company shall grant or issue any shares of Common Stock, or grant or issue any rights or options for the purchase of, or stock or other securities convertible into, Common Stock (such convertible stock or securities being herein collectively referred to as "Convertible Securities") other than:

          (i) shares issued in a transaction described in subparagraph (f) of this Section 6.3; or

          (ii) shares issued, subdivided or combined in transactions described in subparagraphs (a),(b),(c), or (d) of this Section 6.3;

for a consideration per share which is less than the Conversion Price, then the Conversion Price in effect immediately prior to such issuance or sale (the "Applicable Conversion Price") shall, and thereafter upon each issuance or sale, the Applicable Conversion Price shall, simultaneously with such issuance or sale, be adjusted, so that such Applicable Conversion Price shall equal a price determined by multiplying the Applicable Conversion Price by a fraction, the numerator of which shall be:

               (A) the sum of (x) the total number of shares of Common Stock outstanding immediately prior to such issuance plus (y) the number of shares of Common Stock which the aggregate consideration received, as determined in accordance with subparagraph (g) below for the issuance or sale of such additional Common Stock or Convertible Securities deemed to be an issuance of Common Stock as provided in subparagraph (h) below, would purchase (including any consideration received by the Company upon the issuance of any shares of Common Stock or Convertible Securities since the date the Applicable Conversion Price became effective not previously included in any computation resulting in an adjustment pursuant to this subparagraph (e)) at the Applicable Conversion Price; and the denominator of which shall be

               (B) the total number of shares of Common Stock outstanding (or deemed to be outstanding as provided in subparagraph (g)) immediately after the issuance or sale of such additional shares.

If, however, the Applicable Conversion Price thus obtained would result in the issuance of a lesser number of shares upon exercise than would be issued at the initial Conversion Price specified in the first paragraph hereof, the Applicable Price shall be such initial Conversion Price.

     (f) Anything in this Paragraph 6.3 to contrary notwithstanding, no adjustment in the Conversion Price shall be made in connection with:

          (i) the grant, issuance or exercise of any Convertible Securities pursuant to the Company's qualified or non-qualified Employee Stock Option Plans or any other bona fide employee benefit plan or incentive arrangement (including, without limitation, pursuant to individual employment agreements), previously adopted, authorized or entered into or as may hereafter be adopted, authorized or entered into by the Company's Board of Directors or its officers, for the benefit of the Company's employees, consultants or directors, as any such plans, agreements or arrangements may hereafter be amended from time to time; and

          (ii) the issuance of any shares of Common Stock pursuant to the grant or exercise of Convertible Securities outstanding as of the date hereof or the issuance, conversion or exercise of any Notes or Warrants which were included in the Units (regardless of whether such Notes and Warrants were outstanding prior to the date hereof or issued thereafter).

     (g) For the purpose of subparagraph (e) above, the following provisions shall also be applied:

          (i) In case of the issuance or sale of additional shares of Common Stock for cash, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company for such shares, before deducting therefrom any commissions, compensation or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance or sale of such shares.

          (ii) In case of the issuance of Convertible Securities, the consideration received by the Company therefor shall be deemed to be the amount of cash, if any, received by the Company for the issuance of such rights or Convertible Securities, plus the minimum amounts of cash and fair value of other consideration, if any, payable to the Company upon the exercise of such rights or options or payable to the Company on conversion of such Convertible Securities.

          (iii) In the case of the issuance of shares of Common Stock or Convertible Securities for a consideration in whole or in part, other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board of Directors of the Company (irrespective of accounting treatment thereof); provided, however, that if such consideration consists of the cancellation of debt issued by the Company, the consideration shall be deemed to be the amount the Company received upon issuance of such debt (gross proceeds) plus accrued interest and, in the case of original issue discount or zero coupon indebtedness, accreted value to the date of such cancellation, but not including any premium or discount at which the debt may then be trading or which might otherwise be appropriate for such class of debt.

          (iv) In case of the issuance of additional shares of Common Stock upon the conversion or exchange of any obligations (other than Convertible Securities), the amount of the consideration received by the Company for such Common Stock shall be deemed to be the consideration received by the Company for such obligation or shares so converted or exchanged, before deducting from such consideration so received by the Company any expenses or commissions or compensations incurred or paid by the Company for any underwriting of, or otherwise in connection with, the issuance or sale of such obligations or shares, plus any consideration received by the Company in adjustment of interest and dividends. If obligations or shares of the same class or series of a class as the obligations or shares so converted or exchanged have been originally issued for different amounts of consideration, then the amount of consideration received by the Company upon the original issuance of each of the obligations or shares so converted or exchanged shall be deemed to be the average amount of the consideration received by the Company upon the original issuance of all such obligations or shares. The amount of consideration received by the Company upon the original issuance of the obligations or shares so converted or exchanged and the amount of the consideration, if any, other than such obligations or shares received by the Company upon such conversion or exchange shall be determined in the same manner as provided in Paragraphs (i) through (iii) above with respect to the consideration received by the Company in case of the issuance of additional shares of Common Stock or Convertible Securities.

     (h) For purposes of the adjustments provided for in subparagraph (e) above, if at any time, the Company shall issue any Convertible Securities, the Company shall be deemed to have issued at the same time as the issuance of such Convertible Securities the maximum number of shares of Common Stock issuable upon conversion of the total amount of Convertible Securities.

     (i) On the expiration, cancellation or redemption of any Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be readjusted to such Conversion Price as would have been obtained (a) had the adjustments made upon the issuance or sale of such expired, cancelled or redeemed Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock theretofore actually delivered upon the exercise or conversion of such Convertible Securities (and the total consideration received therefor) and (b) had all subsequent adjustments been made only on the basis of the Conversion Price as readjusted under this subparagraph (i) for all transactions (which would have affected such adjusted Conversion

Price) made after the issuance or sale of such Convertible Securities.

     (j) Anything in this Section 6.3 to the contrary notwith- standing, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such Conversion Price; provided, however, that any adjustments which by reason of this subparagraph (j) are not required to be made shall be carried forward and taken into account in making subsequent adjustments. All calculations under this Section shall be made to the nearest cent or to the nearest tenth of a share, as the case may be.

     (k) Upon any adjustment of any Conversion Price, then and in each such case the Company shall promptly deliver a notice to the registered Holder of this Note, which notice shall state the Conversion Price resulting from such an adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the conversion hereof, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     (l) Upon any adjustment of the Conversion Price pursuant to any provisions contained in this Paragraph 6.3, the number of Shares issuable upon conversion of this Note shall be changed accordingly.

          6.4  In case at any time:

            (i) The Company shall pay any dividend payable in stock upon the Common Stock or make any distribution (other than regular cash dividends) to the holders of the Common Stock;

           (ii) The Company shall offer for subscription pro-rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

          (iii) There shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

           (iv) There shall be a voluntary or involuntary dissolution, liquidation, or winding-up of the Company;

then, in any one or more of such cases, the Company shall give written notice to the Holder of the date on which (X) the books of the Company shall close or a record shall be taken for such dividend, distribution, or subscription rights, or (Y) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution, or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolida- tion, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such notice shall be given at least ten (10) days prior to the record date or the date on which the Company's transfer books are closed in respect thereof. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any of the matters set forth in this paragraph.

     7.   TRANSFER TO COMPLY WITH THE SECURITIES ACT OF 1933.

          The Holder of this Note, each transferee hereof and any Holder and transferee of any shares of Common Stock into which this Note is convertible (the "Shares"), by his acceptance thereof, agrees that (i) no public distribution of Note or Shares will be made in violation of the Securities Act of 1933, as amend (the "Act"), and (ii) during such period as the delivery of a prospectus with respect to the Shares may be required by the Act, no public distribution of the Shares will be made in a manner or on terms different from those set forth in, or without delivery of, a prospectus then meeting the requirements of Section 10 of the Act and in compliance with applicable state securities laws. The Holder of this Note and each transferee hereof further agrees that if any distribution of any Shares is proposed to be made by them otherwise than by delivery of a prospectus meeting the requirements of Section 10 of the Act, such action shall be taken only after submission to the Company of an opinion of counsel, reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed distribution will not be in violation of the Act or of applicable state law. Furthermore, it shall be a condition to the transfer of this Note that any transferee thereof deliver to the Company his written agreement to accept and be bound by all of the terms and conditions contained in this Note.

     This Note or the Shares or any other security issued or issuable upon conversion of this Note may not be sold or otherwise disposed of except as follows:

     (1) To a person who, in the opinion of counsel for the Holder reasonably acceptable to the Company, is a person to whom this Note or Shares may legally be transferred without registration and without the delivery of a current prospectus under the Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section with respect to any resale or other disposition of such securities which agreement shall be satisfactory in form and substance to the Company and its counsel; provided that the foregoing shall not apply to any such Note, shares or other security as to which such Holder shall have received an opinion letter from counsel to the Company as to the exemption thereof from the registration under the Act pursuant to Rule 144(k) under the Act; or

     (2) To any person upon delivery of a prospectus then meeting the requirements of the Act relating to such securities and the offering thereof for such sale or disposition.

          Each certificate for Shares issued upon conversion of this Note shall bear a legend relating to the non-registered status of such Shares under the Act, unless at the time of conversion of this Note such Shares are subject to a currently effective registration statement under the Act and the Holder is not otherwise an "affiliate," or could potentially be deemed an "affiliate," of the Company as such term is defined in the Act.

     8.   MISCELLANEOUS

          8.1 Notices. All communications provided hereunder shall be in writing and, if to the Company, delivered or mailed by registered or certified mail addressed to Unapix Entertainment, Inc., 200 Madison Avenue, New York, New York 10016, Attention: President, or, if to the Holder at the address shown for the Holder in the registration books, maintained by the Company.

          8.2 Lost, Stolen, or Mutilated Notes. In case this Note shall be mutilated, lost, stolen or destroyed, the Company may, in its discretion, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of and substitution for the Note, lost, stolen, or destroyed, a new Note of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction and an indemnity, if requested, also satisfactory to it.

          8.3 Stamp Tax The Company will pay any documentary stamp taxes attributable to the initial issuance of the Common Stock issuable upon conversion of this Note; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for the Common Stock in a name other than that of the Holder in respect of which this Note is issued, and in such case the Company shall not be required to issue or deliver any certificate for the Common Stock until the person requesting the same has paid to the Company the amount of such tax or has established to the Company's satisfaction that such tax has been paid.

          8.4 Shares Validly Issued. The Company agrees that all shares issuable upon conversion of this Note shall be, at the time of delivery of certificates for such shares, validly issued and outstanding, fully paid and non-assessable and that the issuance of such shares will not give rise to preemptive rights in favor of existing stockholders.

          8.6 Governing Law. This Note shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to conflict of laws principles.

          8.7 No Recourse. No recourse whatsoever, either directly or through the Company or any trustee, receiver or assignee, shall be had in any event or in any manner against any past, present or future stockholder, director or officer of the Company for the payment of the redemption price, principal of or interest on this Note or for any claim based thereon or otherwise in respect this Note; this Note being a corporate obligation only.

          8.8 Registration of Transfer. The Company shall maintain books for the transfer and registration of Notes. The Company may treat the person in whose name this Note is registered as the owner and Holder of the Note for the purpose of receiving principal of or interest on this Note and for all other purposes whatsoever and the Company shall not be affected by any notice to the contrary. Upon the transfer of any Note in accordance with the provisions of Section 7 hereof, the Company shall issue and register the Note in the names of the new holders. The Notes shall be signed manually by the Chairman, Chief Executive Officer, President or any Vice President and the Secretary or Assistant Secretary of the Company. Subject to the terms of Sections 6 and 7 and Section 8.3, upon surrender of this Note, the Company shall issue and deliver with all reasonable dispatch to or upon the written order of the Holder of such Note, and in such name or names as such Holder may designate, a certificate or certificates for the number of full shares due to such Holder upon the conversion of this Note. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become the Holder of record of such Shares as of the date of the surrender of this Note pursuant to said sections; provided, however, that if, at the date of surrender the transfer books of the Common stock shall be closed, the certificates for the Shares shall be issuable as of the date on which such books shall be opened and until such date the Company shall be under no duty to deliver any certificate for such Shares; provided, further, however, that such transfer books, unless otherwise required by law or by applicable rule of any national securities exchange, shall not be closed at any one time for a period longer than 20 days.

     IN WITNESS WHEREOF, Unapix Entertainment, Inc. has caused this Note to be signed in its corporate name by a duly authorized officer in accordance herewith and to be dated the day and year first above written.


                              UNAPIX ENTERTAINMENT, INC.


                              By: ________________________________

                              Name: ______________________________

                              Title: _____________________________


Attest:

_____________________
Name:
Title:

                                  Assignment


     For value received I hereby assign

to                                         $


principal amount of the 10% Convertible Subordinated Note due June 30, 2004 evidenced hereby and hereby irrevocably appoint attorney to transfer the Note on the books of the within named corporation with full power of substitution in the premises.


Dated:


In the presence of:


-------------------------------


                                      --------------------------------------

                               CONVERSION NOTICE

                        TO:  UNAPIX ENTERTAINMENT, INC.


The undersigned holder of this Note hereby irrevocably exercises the option to convert $_____________ principal amount of such Note (which may be less than the stated principal amount thereof) into shares of common stock of Unapix Entertainment, Inc. ("Common Stock"), in accordance with the terms of such Note, and directs that the shares of Common Stock issuable and deliverable upon such conversion, together with a check (if applicable) in payment for any fractional shares as provided in such Note, be issued and delivered to the undersigned unless a different name has been indicated below. If shares of Common Stock are to be issued in the name of a person other than the undersigned holder of such Note, the undersigned will pay all transfer taxes payable with respect thereto.




----------------------------------------
Name and Address of Holder



----------------------------------------
Signature of Holder

Principal amount converted $____________


If shares are to be issued otherwise than to the holder:



----------------------------------------
Name of Transferee


----------------------------
Name and SS# of Transferee